UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2011

MERISEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-17156	95-4172359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

	127 W. 30th Street, 5th Floor	10001
	New York, NY	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 594-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01  Other Events

On December 27, 2011, Merisel, Inc. (the “Company”) received a written proposal from Saints Capital Granite, L.P. (“Saints”), the holder of approximately 69.3% of the outstanding shares of Common Stock of the Company and 100% of the outstanding shares of Series A Preferred Stock of the Company, to acquire the outstanding shares of Common Stock of the Company not owned by Saints at a purchase price of $1.35 per share.

The proposal is addressed to the Special Committee of independent directors of the Company, which was formed by the Board of Directors in July 2011.  Among others, the proposal is expressly conditioned on the proposed acquisition being supported by the holders of a majority of the shares of Common Stock not currently owned by Saints.  Saints further states that it will not move forward with the proposed transaction unless it is approved by the Special Committee, which has not yet acted on the proposal.

A copy of the proposal is attached hereto as an exhibit and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

(d)

10.1	Letter from Saints Capital Granite, L.P. to the Special Committee of the Board of Directors of Merisel, Inc. dated December 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merisel, Inc.

Date: December 28, 2011	By:	/s/ Donald R. Uzzi
Donald R. Uzzi Chairman, Chief Executive Officer and President